MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS FOURTH QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended December 31, 2007, of $3,799,000, or $0.15 per common share, as compared to net income available for common shareholders of $807,000, or $0.03 per common share, for the same quarter of 2006. In the fourth quarter of 2007, Mid-America recorded a gain of $279,000 from the sale of land and a loss of $589,000 from the expensing of the original issuance costs of its 9¼% Series F Cumulative Redeemable Preferred Stock, or Series F Preferred, redeemed in the quarter.

For the year ended December 31, 2007, net income available for common shareholders was $25,669,000, or $1.01 per common share, as compared to $6,983,000, or $0.29 per common share, for the year ended December 31, 2006. In 2007, Mid-America recorded gains from the disposition of four properties, the sale of land, insurance settlement proceeds, the sale of joint venture assets and an incentive fee totaling a combined $16,694,000 compared to $134,000 in 2006. Net income available for common shareholders in 2007 also included a loss of $589,000 from the expensing of the original issuance costs of the Series F Preferred.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $26,036,000, or $0.93 per share/unit, for the fourth quarter of 2007, as compared to $22,567,000, or $0.83 per share/unit, for the same quarter of 2006, an increase of 12%.  Fourth quarter 2007 FFO per share/unit was 2 cents ahead of the mid-point of Mid-America’s guidance. Results include a charge of $.02 per share/unit to expense the original issuance costs of its Series F Preferred which was redeemed in the fourth quarter of 2007, and a gain of $0.01 per share/unit from the sale of land.

For the year ended December 31, 2007, FFO was $99,102,000, or $3.55 per share/unit, compared to $87,197,000, or $3.33 per share/unit, for the year ended December 31, 2006, an increase of 7%. Results for 2007 include $0.04 per share/unit of incentive fee from the successful conclusion of a joint venture, $0.02 per share/unit from the sale of excess land, and a charge of $.02 per share/unit for the original issuance costs of the Series F Preferred. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	Same store net operating income, or NOI, increased 7.9% over the same quarter in the prior year, the third best performance for any quarter in the last 10 years.
•	Strong operating results for the quarter helped to generate a 12% increase in FFO per share/unit over the same quarter a year ago.
•	FFO performance is a record both for the full year and for any quarterly period.
•	The common dividend was increased effective with the January 31, 2008, distribution to a new annual rate of $2.46.
•
Physical occupancy at the end of the fourth quarter for the same store portfolio was 94.8%, up 0.6% compared to the same quarter a year ago and represents a fourth quarter record for the past 11 years.

•	Strong pricing momentum continued as leasing concessions declined 38% on a same store basis and effective rent increased by 3.0% from the fourth quarter of 2006.
•	Mid-America completed the renovation and repositioning of 2,075 apartments in 2007 which achieved rent increases averaging 14%.
•	Mid-America continues to be in a strong financial position as its fixed charge coverage ratio reached a record 2.37 for the quarter, up from 2.15 for the fourth quarter of 2006.

Acquisitions: January 2008 closing
On January 10, 2008, Mid-America purchased Cascade at Fall Creek, a new 246-unit apartment community that was just completed in December.  The property is located adjacent to the Chalet at Fall Creek community which Mid-America purchased in July 2007. Both are located in the high-end planned community development of Fall Creek in the northeast Houston metro area. The property is currently 43% leased.

Fund I: January 2008 closing
Mid-America Multifamily Fund I, LLC, or Fund I, in which Mid-America is a 1/3 owner and acts as general partner, completed its first acquisition on January 17, 2008. Fund I purchased Milstead Village, a 310-unit apartment community in Kennesaw, GA, a high growth and upscale suburb in northwest Atlanta metro. Fund I plans to renovate and reposition this 1998-built property to a more upscale community.

New Development: Performing Ahead of Plan
Construction at Brier Creek II (200 apartments in Raleigh, NC) is complete, and the property was 59% leased at year end. St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) are under construction and on schedule for completion in late 2008.

Property Redevelopment: Generating Strong Investment Returns
Redevelopment of 2,075 apartment units at 52 apartment communities was completed in 2007 at an average cost of $5,452 per unit. The average monthly rent increase achieved on the renovated apartments was $100, representing a 14% increase from the average rent level of non-renovated apartments. The projected unleveraged IRR on the renovation program is 13%.

Operating Results: Continued Strength and Stable Outlook
Eric Bolton, Chairman and CEO, said “We’re pleased with the record FFO performance for the quarter and for the year.  Fourth quarter growth in same store NOI of 7.9% reflects both solid revenue performance, as well as very good control of operating expenses. Same-store revenue growth for the quarter was 4%, led by strong performance across a broad cross-section of Mid-America’s markets. Full year NOI growth at an average rate of 5.8%, on top of a strong prior year performance, supports our belief that Mid-America’s repositioned portfolio, enhanced operating platform and various revenue-enhancing initiatives will support continued good performance in 2008. We expect leasing demand will continue to be sound in our Sunbelt region as employment remains more resilient in this high growth area and the threat of excessive new apartment development remains well in check.  Mid-America’s unique investment and three-tier market strategy throughout the Sunbelt also provides a more stable earnings platform across full market cycles.

“We believe Mid-America remains largely insulated from the potential increase in competition from excessive vacant condominium and single-family houses that are converted to rental. Most of our markets and submarkets have not experienced the extremes of significant run-up in single-family home prices and condominium overbuilding that is now in the process of correcting. While we have always battled the single-family housing market for residents, our biggest challenge over the last three years has been the undisciplined home mortgage financing environment.  We fully expect the return to more normal residential mortgage underwriting standards, where good credit history and a down payment to buy a home are precursors to obtaining mortgage financing, will be a positive influence on our business over the next few years.”

Simon Wadsworth, Executive Vice-President and CFO, said “During this uncertain time for the economy and pull-back by the capital markets, we’re pleased that our balance sheet is strong and that our business and financial strategy has us in a position to ride out this upheaval. Our business held up better than most during the last period of weak markets in 2002-2003 and we expect the same to hold true over the next few quarters, if we do indeed find ourselves in a period of weak economic growth. We anticipate being able to take advantage of the significant reduction in interest rates that has occurred in the last 90 days.”

Fourth Quarter 2007 Same Store Results: Strong Performance
Percent Change From Three Months Ended December 31, 2006 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
High Growth	5.5%	-1.9%	11.3%	1.0%	1.7%
Growth & Income	4.2%	0.0%	7.4%	0.6%	1.6%
Stable Income	2.9%	-2.4%	6.6%	-0.2%	1.1%
Operating Same Store	4.6%	-1.2%	8.9%	0.6%	1.5%
Total Same Store	4.0%	-1.2%	7.9%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store revenue growth for the fourth quarter of 2007 was a solid 4.0% compared to the fourth quarter of 2006, with ending physical occupancy at an eleven-year high for the fourth quarter of 94.8%. Same-store lease concessions declined by 38% and dropped from 3.0% of net potential rent to 1.8%. Average rent per unit increased by 1.5% to $735 and effective pricing was up a healthy 3.0%. Largely as a result of military troop deployment impacting a few properties, the twelve-month rolling unit turnover at the end of the fourth quarter increased to 63.8% in 2007 from 61.3% in 2006, but the number of residents leaving to buy a house declined by 10%.

Same store operating expenses (before property insurance and taxes) increased 2.4% compared to the prior year period, as expense growth moderated.  Property insurance costs dropped by 25%, reflecting the reduction in premiums effective July 1, 2007. Real estate tax expense increased by only 1.8% compared to the same quarter a year ago as a result of some successful assessment negotiations and appeals, especially in Florida and Texas. Total property expenses for the quarter declined by 1.2% compared to the prior year period.

NOI increased by 7.9% compared to the same quarter a year ago with continued strong performance in our Texas and Tennessee markets.

On a full year basis, same store NOI growth averaged 5.8%, down slightly from 6.4% for 2006. Full-year revenues grew at an average rate of 4.6%, and expenses at 2.9%.

Excluded from the same-store group are seven properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same-store performance which includes this seven-property group.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.37 for the fourth quarter of 2007, a record, compared to 2.15 for the same quarter a year ago, and above the sector median. At the end of the year debt was 54% of gross fixed assets, equal to 2006, and Mid-America had $162 million of unused debt capacity available.

In October, Mid-America redeemed its Series F Preferred, ($11.9 million at 9.25%) and incurred a non-cash charge of $589,000 to write-off the original issuance costs.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $3.8 million for the fourth quarter of 2007, approximately $0.14 per share/unit, resulting in AFFO of $0.81 per share/unit compared to AFFO of $0.68 per share/unit in the fourth quarter of last year. Total property capital expenditures on existing properties were $6.8 million, plus $3.4 million of expenditures on the redevelopment program for the fourth quarter. Year to date, total property capital expenditures on existing properties were $26.4 million, plus redevelopment expenditures of $11.3 million.

Increased Common Dividend: $2.46 Annual Rate
Mid-America’s Board of Directors voted to increase the quarterly common dividend to a new annual rate of $2.46 per share/unit, and declared its 56th consecutive quarterly common dividend payable on January 31, 2008, to holders of record on January 15, 2008.

2008 Forecast
The forecast for 2008 is built on several key projections. Mid-America’s management believes that growth in the markets in which it operates will continue in 2008, albeit at a slower rate, and that the supply increase of new apartments will be modest, so that positive absorption will continue. Most of Mid-America’s markets and submarkets have experienced only limited competition from rentals of condominiums and single family houses. In addition, a return to sounder residential mortgage practices is expected to increase demand and retention of apartment renters.

Management expects FFO per share/unit for 2008 to be in a range of $3.65 to $3.85 per share/unit. This assumes that Mid-America does not call its 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred, callable in the third quarter of 2008. The mid-point of Mid-America’s FFO forecast represents a 6% growth rate. FFO for the first quarter of 2008 is anticipated to be in the range of $0.87 to $0.97 per share/unit, for the second quarter $0.91 to $1.01, for the third quarter $0.88 to $0.98, and for the fourth quarter $0.89 to $0.99.

If Mid-America calls the Series H Preferred, management expects FFO per share/unit to be in a range of $3.47 to $3.67 per share/unit, including 18 cents per share/unit of non-cash expense from the write-off of original issuance costs. In this event, guidance for the third quarter is equivalently reduced to $0.70 to $0.80 per share/unit.

2008 Same-Store Projections
Same-store NOI is forecast to grow in a range of 4.0% to 5.0%, which compares to an average of 5.8% for 2007. Revenue growth expectations for 2008 are 3½% to 4½%, with expense growth of 2½% to 3%. Management’s expense projections include a continuation of the current level of insurance expense through the second quarter, followed by an inflationary increase, and real estate tax increases at approximately 4%.

Redevelopment
Management anticipates that it will extend its program to renovate selected properties, and anticipates investing approximately $14 million at 3,000 apartment units in 2008, achieving incremental rent increases averaging 14%.

Joint Venture
Mid-America expects Fund I to add approximately $150 million of assets during 2008, with the first property, Milstead Village in Atlanta, GA, already added on January 17, 2008.

Acquisitions and Dispositions
Management projects the acquisition of approximately $150 million of wholly-owned properties in 2008 at an anticipated 6.5% NOI yield, compared to $88 million in 2007. One new property in lease-up, Cascade at Fall Creek in Houston, TX, was acquired on January 10, 2008. Total dispositions are projected to be approximately $60 million at an anticipated 8%- 9% NOI yield, up from $27 million in 2007.

Development
Management anticipates development capital expenditures during 2008 of $26 million. St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) are planned to be completed and in lease-up by year end.

General & Administrative Expense
Property management expense combined with general and administrative expenses are projected to increase to $31 - $33 million in 2008. Since Mid-America includes performance bonuses for multi-site and home-office management within G&A, total costs will change based on actual company and property results.

Interest Expense
Management projects interest rates on the forward yield curve, and anticipates that its average borrowing cost will decrease during 2008 from 5.4% in 2007 to 5.2%. Approximately $180 million of fixed rate refinancing is anticipated for 2008.

AFFO and Balance Sheet
Recurring capital expenditures are forecast to be $19.5 million, or approximately $0.69 cents per share/unit, indicating a range for AFFO of $2.96 - $3.16 per share/unit.

Total capital expenditures at existing properties are forecast to be in a range of $28 - $29 million, excluding the redevelopment program mentioned above.

Management plans to finance the investment programs primarily through additional borrowings under Mid-America’s credit facilities and dispositions. Although none has been assumed in the current forecast, limited equity may also be raised through previously announced continuous equity plans.

The refinancing decision on the $155 million 8.3% Series H Preferred will be made later in the year. The Series H Preferred may be financed with a combination of debt and common equity, and, if market conditions are attractive, a new series of preferred.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss fourth quarter results and 2008 prospects on Friday, February 8, 2008, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 40,804 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Suite 300, Memphis, TN  38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, anticipated revenue, NOI, FFO or AFFO growth, renovation and development opportunities, property financing and equity funding. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, a decrease in job growth in Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Property revenues	$ 91,023	$ 84,240	$ 352,923	$ 323,452
Management and fee income, net	-	53	34	210
Property operating expenses	(36,364)	(35,752)	(145,006)	(135,124)
Depreciation	(21,818)	(21,354)	(86,173)	(78,861)
Property management expenses	(4,768)	(3,799)	(17,918)	(13,124)
General and administrative	(3,179)	(2,156)	(10,808)	(9,877)
Income from continuing operations before non-operating items	24,894	21,232	93,052	86,676
Interest and other non-property income	47	179	196	673
Interest expense	(16,257)	(16,383)	(64,452)	(63,119)
Loss on debt extinguishment	-	-	(123)	(551)
Amortization of deferred financing costs	(658)	(528)	(2,407)	(2,036)
Minority interest in operating partnership income	(675)	(394)	(3,510)	(1,590)
Loss from investments in real estate joint ventures	-	21	(58)	(114)
Incentive fee from real estate joint ventures	-	-	1,019	-
Net (loss) gain on insurance and other settlement proceeds	(56)	(87)	589	84
Gain on sale of non-depreciable assets	279	18	534	50
Gain on dispositions within real estate joint ventures	-	-	5,388	-
Income from continuing operations	7,574	4,058	30,228	20,073
Discontinued operations:
Income from discontinued operations	23	239	554	872
Gains on sales of discontinued operations	7	-	9,164	-
Net income	7,604	4,297	39,946	20,945
Preferred dividend distribution	(3,216)	(3,490)	(13,688)	(13,962)
Premiums and original issuance costs associated with
the redemption of preferred stock	(589)	-	(589)	-
Net income available for common shareholders	$ 3,799	$ 807	$ 25,669	$ 6,983

Weighted average common shares - Diluted	25,576	24,806	25,462	23,698
Net income per share available for common shareholders	$0.15	$0.03	$1.01	$0.29

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$ 7,604	$ 4,297	$ 39,946	$ 20,945
Depreciation of real estate assets	21,512	21,023	84,916	77,521
Net loss (gain) on insurance and other settlement proceeds	56	87	(589)	(84)
Gain on dispositions within real estate joint ventures	-	-	(5,388)	-
Depreciation of real estate assets of discontinued operations (1)	-	135	133	687
Gains on sales of discontinued operations	(7)	-	(9,164)	-
Depreciation of real estate assets of real estate joint ventures	1	121	15	500
Preferred dividend distribution	(3,216)	(3,490)	(13,688)	(13,962)
Minority interest in operating partnership income	675	394	3,510	1,590
Funds from operations before premiums and original issuance
costs associated with the redemption of preferred stock	26,625	22,567	99,691	87,197
Premiums and original issuance costs associated with
the redemption of preferred stock	(589)	-	(589)	-
Funds from operations	26,036	22,567	99,102	87,197
Premiums and original issuance costs associated
with the redemption of preferred stock	589	-	589	-
Recurring capital expenditures	(3,805)	(3,897)	(18,454)	(19,369)
Adjusted funds from operations	$ 22,820	$ 18,670	$ 81,237	$ 67,828

Weighted average common shares and units - Diluted	28,043	27,297	27,943	26,204
Funds from operations before premiums and original
issuance costs associated with the redemption of
preferred stock per shares and units - Diluted	$0.95	$0.83	$3.57	$3.33
Funds from operations per share and unit - Diluted	$0.93	$0.83	$3.55	$3.33
Adjusted funds from operations per share and unit - Diluted	$0.81	$0.68	$2.91	$2.59

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		December 31,	December 31,
		2007	2006
Assets
Real estate assets
Land		$ 214,743	$ 206,635
Buildings and improvements		2,044,380	1,921,462
Furniture, fixtures and equipment		55,602	51,374
Capital improvements in progress		12,886	20,689
Accumulated depreciation		(616,364)	(543,802)
Land held for future development		2,360	2,360
Commercial properties, net		6,778	7,103
Investments in and advances to real estate joint ventures		168	3,718
Real estate assets, net		1,720,553	1,669,539
Cash and cash equivalents		17,192	5,545
Restricted cash		3,724	4,145
Deferred financing costs, net		15,219	16,033
Other assets		23,028	38,865
Goodwill		4,106	4,472
Assets held for sale		-	8,047
Total assets		$ 1,783,822	$ 1,746,646

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,264,620	$ 1,196,349
Accounts payable		1,099	2,773
Accrued expenses and other liabilities		77,252	57,919
Security deposits		8,453	7,670
Liabilities associated with assets held for sale		-	269
Total liabilities		1,351,424	1,264,980
Minority interest		28,868	32,600
Redeemable stock		2,574	3,418
Shareholders' equity
Series F cumulative redeemable preferred stock		-	5
Series H cumulative redeemable preferred stock		62	62
Common stock		257	251
Additional paid-in capital		832,511	814,006
Accumulated distributions in excess of net income		(414,966)	(379,573)
Accumulated other comprehensive income		(16,908)	10,897
Total shareholders' equity		400,956	445,648
Total liabilities and shareholders' equity		$ 1,783,822	$ 1,746,646

SHARE AND UNIT DATA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Weighted average common shares - Basic	25,442	24,586	25,296	23,474
Weighted average common shares - Diluted	25,576	24,806	25,462	23,698
Weighted average common shares and units - Basic	27,909	27,077	27,777	25,979
Weighted average common shares and units - Diluted	28,043	27,297	27,943	26,204
Common shares at December 31 - Basic	25,560	24,908	25,560	24,908
Common shares at December 31 - Diluted	25,687	25,123	25,687	25,123
Common shares and units at December 31 - Basic	27,983	27,397	27,983	27,397
Common shares and units at December 31 - Diluted	28,111	27,612	28,111	27,612

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force
Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.